 Exhibit 99.1

FOR IMMEDIATE RELEASE:

Service Corporation International

Announces Promotion of Michael Webb to President and COO

Houston, February 10, 2016 . . . Service Corporation International (NYSE: SCI) announced today that Michael Webb, who currently serves as Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer. In his new role, Webb will continue to report to Chairman and CEO, Tom Ryan. Webb will be responsible for leading SCI’s operating activities and working with senior management to drive performance excellence.

Webb is a 25 year veteran of the Company. He joined in 1991 when SCI acquired Arlington Corp., a regional funeral and cemetery consolidator where he served as Chief Financial Officer. Mike led SCI’s global Corporate Development effort in the 1990’s. He has served as Executive Vice President since 2002 and was elected Chief Operating Officer in 2005.

“Mike and I have worked closely together since 2002.  He has played an integral role in the growth and development of SCI, particularly in driving improved business and process efficiencies, execution of key strategies, and strengthening of our management teams,” said Tom Ryan, Chairman and CEO.  “Mike is a proven leader and has the respect of our entire organization. I look forward to Mike’s continued leadership of our great Company.”

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2015, we owned and operated 1,535 funeral homes and 469 cemeteries (of which 262 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Marianne Gooch - Managing Director / Corporate Communications	(713) 525-9167